Exhibit 10.3

September 14, 2006

Energy Transfer Partners, L.P.

8801 South Yale Avenue

Tulsa, Oklahoma 74137

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Purchase and Sale Agreement (the “CCE Acquisition Agreement”), dated as of September 14, 2006, by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), EFS-PA, LLC, a Delaware limited liability company (“EFS-PA”), CDPQ Investments (U.S.) Inc., a Delaware corporation, Lake Bluff Inc., a Delaware corporation, Merrill Lynch Ventures, L.P. 2001, a Delaware limited partnership, and Kings Road Holdings I LLC, a Delaware limited liability company, and (ii) that certain Redemption Agreement (the “Redemption Agreement”), dated as of September 14, 2006, by and between CCE Holdings, LLC, a Delaware limited liability company (“CCE Holdings”), and ETP. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Redemption Agreement.

Upon the closing of the transactions contemplated by the CCE Acquisition Agreement, CCE Acquisition LLC, a Delaware limited liability company (“CCE Acquisition”), and CCEA Corp., a Delaware corporation (“CCEA”), which are wholly owned subsidiaries of Southern Union Company (“Southern Union”), and ETP will own all of the membership interests in CCE Holdings. This letter is to set forth the understanding between Southern Union and ETP as to certain matters pertaining to the ownership and operation of CCE Holdings.

1. Waiver of Right of First Refusal. Promptly following the execution and delivery of this letter agreement, Southern Union will cause CCE Acquisition and CCEA to execute and deliver to ETP a waiver of their rights under Section 8.4 of the Amended and Restated Limited Liability Company Agreement, dated as of November 5, 2004, as amended, of CCE Holdings, related to the transfer of Class B Membership Interests pursuant to the CCE Acquisition Agreement.

2. Actions Upon Closing of CCE Acquisition Agreement. Upon the closing of the transactions contemplated by the CCE Acquisition Agreement:

(a) Southern Union will cause CCE Acquisition and CCEA to enter into, and ETP will enter into, that certain Second Amended and Restated Limited Liability Company Agreement of CCE Holdings in the form attached hereto as Exhibit A.

(b) The parties hereto will cause CCE Holdings, and Southern Union will cause its indirect, wholly owned subsidiary, SU Pipeline Management LP, to enter into that certain Amended and Restated Administrative Services Agreement in the form attached hereto as Exhibit B; and

Energy Transfer Partners, L.P.

September 14, 2006

(c) The Transfer Restriction Agreement dated as of November 4, 2004 given by Southern Union in favor of EFS-PA automatically shall terminate.

3. Actions Upon Termination of Redemption Agreement. If the transactions contemplated by the CCE Acquisition Agreement have been consummated but the transactions contemplated by the Redemption Agreement have not been consummated and the Redemption Agreement has been terminated, (i) Southern Union will cause CCE Acquisition and CCEA to, and ETP shall, enter into that certain Third Amended and Restated Limited Liability Company Agreement of CCE Holdings in substantially the form attached hereto an Exhibit C, with such changes thereto as mutually agreed by the parties hereto as a result of negotiations in good faith with respect to any such changes, it being understood that the intent of the Third Amended and Restated Limited Liability Company Agreement of CCE Holdings is to provide ETP with the risks and rewards (including the profits and losses and cash flow) of Transwestern Pipeline Company, LLC, a Delaware limited liability company (“Transwestern”), and to provide Southern Union with the risks and rewards (including the profits and losses and cash flow) of CrossCountry Citrus, LLC, a Delaware limited liability company (“CC Citrus”), and its subsidiaries; (ii) the parties hereto will negotiate in good faith to enter into arrangements mutually satisfactory to such parties that are similar to those contained in the term sheet for a Transition Services Agreement set forth on Exhibit B to the Redemption Agreement and/or the Amended and Restated Administrative Services Agreement attached hereto as Exhibit B and that will enable ETP to exercise effective management and control over the business and affairs of Transwestern in conjunction with services provided by CCE Holdings and its affiliates and that will enable Southern Union to exercise effective management and control over the business and affairs of CC Citrus, (iii) Southern Union will take all necessary action to cause Transwestern Holding Company, LLC, a Delaware limited liability company (“TW Holdings”), to repay all of its outstanding indebtedness within 60 days following the termination of the Redemption Agreement (without transferring or encumbering its equity interests in, or assets of, Transwestern and without the use of any borrowings, financial support or guaranties from Transwestern), (iv) the parties hereto will cooperate to facilitate the refinancing by TPC of the Existing TPC Debt to the extent such debt would become due and payable as a result of the transactions contemplated by the CCE Acquisition Agreement or the Redemption Agreement, after taking into account any consents or waivers previously obtained by TPC, and in connection therewith, ETP will use its commercially reasonable best efforts to make available a bridge loan or other replacement financing to the extent necessary for TPC to avoid an acceleration of the payment of such debt, with all costs of such refinancing (including legal fees) to be borne by TPC, (v) Southern Union will cause CCE Holdings to pay to ETP an amount equal to the Cash Redemption Amount (as such term is defined in the Redemption Agreement) determined on the basis that the “Closing Date” for

Energy Transfer Partners, L.P.

September 14, 2006

purposes of the determination of the Cash Redemption Amount is the date of the termination of the Redemption Agreement, and (vi) the parties hereto will follow the procedures specified in Section 2.4 of the Redemption Agreement to determine the Post-Closing Adjustment Amount, substituting Southern Union for CCE Holdings, and if the Post-Closing Adjustment Amount is positive, then ETP will pay to Southern Union the Post-Closing Adjustment Amount or, if the Post-Closing Adjustment Amount is negative, then Southern Union will pay to ETP the absolute value of the Post-Closing Adjustment, in each case in accordance with the procedures specified in Section 2.4(c) of the Redemption Agreement, substituting Southern Union for CCE Holdings.

4. Confidential Project Information. Upon the closing of the transactions contemplated by the Redemption Agreement and for a period of three and one-half years thereafter, Southern Union shall, and shall cause its Affiliates to: (i) maintain the confidentiality of any proprietary business information of TPC relating to the economic terms and conditions of the TPC Expansion Projects (the “Project Information”); provided, however, that such confidentiality obligation shall not apply in the event such Project Information is or becomes generally available to the public, and (ii) not use such Project Information in a manner intended to be detrimental to TPC’s pursuit of the TPC Expansion Projects or otherwise take any action to oppose or challenge the TPC Expansion Projects.

5. Termination of Confidentiality Agreement. Upon the closing of the transaction contemplated by the Redemption Agreement, the Confidentiality Agreement, dated July 25, 2006, between ETP and Southern Union, shall terminate.

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Energy Transfer Partners, L.P.

September 14, 2006

Please signify your acceptance of and agreement with the foregoing by executing one copy of this letter where indicated below.

Sincerely yours,

SOUTHERN UNION COMPANY

By:	/s/ Robert O. Bond
Name:	Robert O. Bond
Title:	Senior Vice President, Pipeline Operations

Accepted and agreed to as of September     , 2006.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Kelcy Warren
Name:	Kelcy Warren
Title:	Co-Chief Executive Officer